Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA Strategic Communications 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES
FOURTH QUARTER AND YEAR END 2009 RESULTS
- - -
Revenue for the fourth quarter increased 43.9% compared to last year

SACRAMENTO, CALIF., MARCH 29, 2010 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging, image management, EMR, and practice management company, today reported its financial results for the three and twelve month periods ended December 31, 2009 and provided an update on recent corporate developments.

“We are delighted by the increase of product sales as indicated by the fourth quarter results. This increase was mainly due to a significant rise in the sales of our CCHIT® certified EMR and PM solutions. We are also excited by the FDA approval of our OIS EyeScan in November of 2009. The EyeScan is a revolutionary new versatile imaging device that provides more functionality to ophthalmologists and optometrists than has ever been available at this price point. As such, we are excited to begin to fully market the device and expect high demand moving forward,” stated Gil Allon, Chief Executive Officer of OIS.

“During the year, OIS entered into a capital raise agreement with U.M. AccelMed that, with the closing of the first installment, helped bolster our balance sheet by approximately $4 million.  This infusion of capital provides OIS with the additional resources needed to successfully market and sell our software and digital imaging equipment, including electronic medical records (EMR) and practice management (PM) solutions marketed and sold by OIS and its subsidiary Abraxas Medical Solutions” concluded Mr. Allon.

For the three months ended December 31, 2009, OIS reported a net revenue increase of 43.9% to $4.3 million compared to $3.0 million for the same period in 2008.  The revenue growth is due to an increase in product and service sales of approximately $1.1 million and $0.2 million, respectively.   Net loss for the quarter ended December 31, 2009 was approximately ($0.5) million, or $(0.02) per basic and diluted share, compared with a net loss for the quarter ended December 31, 2008 of approximately ($1.8) million or ($0.11) per basic and diluted share.

For the three months ended December 31, 2009, OIS reported a positive cash flow provided by operating activities of approximately $282,000, compared with cash flow used in operating activities of approximately ($806,000) for the same period in 2008.

For the year ended December 31, 2009, OIS reported a net revenue increase of 8.6% to $13.6 million, compared with net revenues of $12.5 million for the same period in 2008. The revenue growth is primarily attributable to an increase in product sales.  Net loss for the year ended December 31, 2009 was approximately ($5.5) million, or ($0.25) per basic and diluted share, compared to the net loss for the year ended December 31, 2008 of approximately ($2.9) million, or ($0.18) per basic and diluted share. The increase in net loss is mainly attributable to a $4.4 million impairment of debt related to MediVision Medical Imaging, Ltd., OIS's former parent company and current major shareholder.  On October 21, 2009, the Company acquired substantially all the assets of MediVision which include certain European operations as conducted by CCS Pawlowski GmbH (MediVision’s German subsidiary at the time), a branch office in Belgium, agreements under which MediVision contracted with third parties for distribution and other services, as well as rights to intellectual property.  This acquisition will provide OIS with access to new customers, technology and regional control over operations in the European market.

For the year ended December 31, 2009, OIS reported cash flow used in operating activities of approximately ($62,000), compared with cash flow used in operating activities of approximately ($740,000) for the same period in 2008.

As of December 31, 2009, the Company reported $5.4 million in cash and cash equivalents and $5.4 million in total shareholders’ equity.

Ariel Shenhar, CEO, Abraxas Medical Solutions, stated, “We expect sales of our EMR and PM solutions to continue to increase as more small and medium sized physician offices make the shift in this direction and as the government funded Health Information Technology for Economic and Clinical Health (“HITECH”) Act begins to generate more traction and greater awareness among physicians.  The healthcare reform passage last week acts as a strong indicator that the current administration will continue investing federal resources to encourage physicians to use electronic medical records. This support will have a significant impact on the EMR industry as a whole. According to a survey used in a recent report by Accenture (NYSE: ACN), more than 58% of non-EMR users will adopt an EMR system within the next two years. As a provider of CCHIT certified EMR and PM solutions, we believe the U.S. government’s latest actions will generate even greater demand for solutions like ours and be a driving force for our business in the future.”

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR/Practice Management solutions for the eye care market. With over twenty-five years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through OIS' wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to OB/GYN, Orthopedic and Primary care. The Company markets and supports its products through an extensive network of dealers, distributors, and direct representatives.

About Abraxas Medical Solutions, Inc.
Abraxas Medical Solutions, Inc. (Abraxas) located in Irvine, California, is a subsidiary of Ophthalmic Imaging Systems (OIS).  Abraxas focuses on developing and marketing electronic medical records and practice management software to medical offices of different specialties nationwide. Abraxas Medical Solution's EHR software, Abraxas EMR Version 4.1, is a CCHIT Certified® 2008 Ambulatory EHR.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

Ophthalmic Imaging Systems
Selected Financial Data
Condensed Consolidated Statements of Operations

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2009	2008	2009	2008
Statement of Operations:	Audited	Audited	Audited	Audited
Net revenues	$4,327,970	$3,006,732	$13,569,300	$12,491,117
Cost of sales	1,904,407	1,336,415	6,242,279	5,768,483
Gross profit	2,423,563	1,670,317	7,327,021	6,722,634
Total operating expenses	2,744,608	2,182,007	13,669,548	8,324,688
(Loss ) income from operations	(321,045)	(511,690)	(6,342,527)	(1,602,054)
Other income (expense), net	(138,749)	(32,697)	860,918	(84,470)
Net (loss) income before taxes	(459,794)	(544,387)	(5,481,609)	(1,686,524)
Provision for income tax expense	1,236	(1,297,602)	(3,787)	(1,299,000)
Net (loss) income	$(458,558)	$(1,841,989)	$(5,485,396)	$(2,985,524)
Less: Noncontrolling interest’ share	8,511	_	8,511	_
Net (loss) attributable to OIS	$(450,047)	$(1,841,989)	$(5,476,885)	$(2,985,524)
Basic earnings per share	(0.02)	(0.11)	(0.25)	(0.18)
Shares used in the calculation of basic EPS	$26,500,059	$16,866,831	$21,842,234	$16,866,831

Ophthalmic Imaging Systems
Condensed Consolidated Statement of Cash Flow

	TWELVE MONTHS ENDED DECEMBER 31,
	2009	2008
Statement of Cash Flows Data:	Audited	Audited
Net cash used in operating activities	$(62,003)	$(739,822)
Net cash used in investing activities	(1,368,474)	(4,016,871)
Net cash provided by (used in) financing activities	4,608,088	(648,966)
Effect of exchange rate changes on cash and cash equivalents	4,003	-
Net increase (decrease) in cash and cash equivalents	$3,181,614	$(5,405,659)

Ophthalmic Imaging Systems
Condensed Balance Sheet

	AUDITED AS OF DECEMBER 31, 2009	AUDITED AS OF DECEMBER 31, 2008
Balance Sheet:
Assets:
Cash and investments	$5,406,239	$2,224,625
Accounts receivable, net	2,710,987	1,698,093
Accounts receivable, related party	-	500,365
Note receivable, related party	-	2,878,234
Inventories, net	991,325	1,206,733
Other current assets	179,451	233,418
Total Current Assets	9,288,002	8,741,468
Licensing agreement	-	273,808
Prepaid products	-	560,000
Capitalized software development	767,220	1,150,831
AcerMed asset purchase	380,053	570,077
Capitalized imaging software	336,475	504,711
Goodwill	807,000	-
Customer relationship intangibles	481,364	-
Other intangibles	199,000	-
Other assets	778,263	823,814
Total Assets	$13,037,377	$12,624,709
Liabilities:
Accounts payable	$867,672	$831,980
Accrued liabilities	1,718,994	1,174,229
Deferred revenue, current portion	1,632,491	1,522,308
Notes payable - current portion	34,048	1,611,063
Total Current Liabilities	4,253,205	5,139,580
Deferred revenue, less current portion	247,231	388,516
Notes payable – non-current portion	2,946,179	500,159
Other liabilities	150,000	150,000
Total Liabilities	$7,596,615	$6,178,255

Stockholders’ Equity:
Common stock	20,089,592	16,504,773
Additional paid in capital	420,610	966
Accumulated deficit	(15,536,170)	(10,059,285)
Cumulative translation	2,241
Total Ophthalmic Imaging Systems’ equity:	4,976,273	6,446,454

Noncontrolling Interest	464,489
Total Stockholders’ Equity	$5,440,762	$6,446,454
Total Liabilities and Stockholders’ Equity	$13,037,377	$12,624,709